Free Writing Prospectus to Preliminary Terms No. 7,245

Registration Statement Nos. 333-250103; 333-250103-01

Dated December 1, 2022; Filed pursuant to Rule 433

Morgan Stanley

4-Year Worst-of NDX, INDU and RTY Jump Securities with Auto-Callable Feature

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary terms referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underliers:	NASDAQ-100 Index® (“NDX”), Dow Jones Industrial AverageSM (“INDU”) and Russell 2000® Index (“RTY”)
Early redemption:	Call observation dates:	Call threshold level:	Autocall payment:
	1st: December 28, 2023	100% of the initial level for each underlier	At least $1,145.00
	2nd: December 23, 2024		At least $1,290.00
	3rd: December 22, 2025		At least $1,435.00
Principal barrier:	70% of the initial level for each underlier
Trade date:	December 21, 2022
Final call observation date:	December 21, 2026
Maturity date:	December 24, 2026
CUSIP:	61774H7A0
Preliminary terms:	https://www.sec.gov/Archives/edgar/data/895421/000183988222028008/ms7245_fwp-13903.htm

1All payments are subject to our credit risk

Hypothetical Examples

Early Redemption[1]
Date	Change in Worst Performing Underlier	Payment (per security)
1st Call Observation Date	-20%	--
2nd Call Observation Date	+20%	$1,290.00 *
The securities are automatically redeemed on the second early redemption date. Investors will receive a payment of $1,290.00 per security on the related early redemption date.

Hypothetical Payout at Maturity[1]

Assuming that one or more of the underliers close below the respective call threshold level(s) on each of the annual call observation dates, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity:

Change in Worst Performing Underlier	Payment (per security)
+30%	$1,580.00*
+20%	$1,580.00*
+10%	$1,580.00*
0%	$1,580.00*
-10%	$1,000.00
-20%	$1,000.00
-30%	$1,000.00
-31%	$690.00
-40%	$600.00
-50%	$500.00
-70%	$300.00
-90%	$100.00
*Assumes an autocall premium of 14.50% per annum

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee the return of any principal.

●The appreciation potential of the securities is limited by the fixed autocall premium payment or payment at maturity specified for each call observation date.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The estimated value of the securities is approximately $934.50 per security, or within $45.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●Not equivalent to investing in the underlying indices.

●Reinvestment risk.

●The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 4-year term of the securities.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Indices

●You are exposed to the price risk of each underlying index.

●The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.